EXHIBIT 4.3

CANADIAN SECURITY AGREEMENT

Dated October 18, 2005

From

THE GRANTORS REFERRED TO HEREIN

AS GRANTORS

To

CITICORP USA, INC.

AS AGENT

- ii -

Schedules

Schedule I	-	Investment Property
Schedule II	-	Pledged Deposit Accounts
Schedule III	-	Receivables and Agreement Collateral
Schedule IV	-	Intellectual Property
Schedule V	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VI	-	Changes in Name, Location, Etc.
Schedule VII	-	Letters of Credit
Schedule VIII	-	Equipment Locations
Schedule IX	-	Inventory Locations
Schedule X	-	Collateral Reserved for Sale

Exhibits

Exhibit A	-	Form of Consent and Agreement
Exhibit B	-	Form of Intellectual Property Security Agreement
Exhibit C	-	Form of Intellectual Property Security Agreement Supplement
Exhibit D	-	Form of Security Agreement Supplement

CANADIAN SECURITY AGREEMENT

                    CANADIAN SECURITY AGREEMENT dated October 18, 2005 (the “Agreement”) made by Kodak Graphic Communications Canada Company, a Nova Scotia unlimited liability company (the “Borrower”), and the other Persons listed on the signature pages hereof, or which at any time execute and deliver a Canadian Security Agreement Supplement in substantially the form attached hereto as Exhibit C (the Borrower and such Persons so listed being, collectively, the “Grantors”), to Citicorp USA, Inc., as Agent (in such capacity, together with any successor Agent appointed pursuant to Article VIII of the Credit Agreement (as hereinafter defined), the “Agent”) for the Secured Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

(1)                Eastman Kodak Company and the Borrower have entered into a Credit Agreement dated as of October 18, 2005 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders and the Agents (each as defined therein).

(2)                Each Grantor is the owner of the shares of stock or other equity interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein and of the indebtedness owed to such Grantor (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(3)                Each Grantor is the owner of the deposit accounts (the “Pledged Deposit Accounts”) set forth opposite such Grantor’s name on Schedule II hereto.

(4)                It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Grantors shall have granted the security interests contemplated by this Agreement.  Each Grantor will derive substantial direct or indirect benefit from the transactions contemplated by this Agreement, the Credit Agreement and the other Loan Documents.

(5)                Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in the PPSA (as defined below) are used in this Agreement as such terms are defined in the PPSA.  “PPSA” means the Personal Property Security Act as in effect from time to time in the Province of British Columbia; provided that, if the validity, perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Personal Property Security Act as in effect in a jurisdiction other than the Province of British Columbia, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority.

                    NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, each Grantor hereby agrees with the Agent for the ratable benefit of the Secured Parties as follows:

SECTION 1   GRANT OF SECURITY

(1)                Each Grantor hereby grants to the Agent, for the ratable benefit of the Secured Parties, a security interest and a security interest is taken in such Grantor’s right, title and interest in and to all of such Grantor’s present and future undertaking and property (collectively, the “Collateral”) including, without limitation, all its present and after acquired personal property and the following, in each case, as to each type of property, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising, provided, however, in no event shall any lien or security interest be created in any asset which is, or hereafter becomes, a “Principal Property” or consists of the capital stock or other equity interest in an entity which is, or hereafter becomes, a “Restricted Subsidiary” as such terms are defined in the Indenture (as defined in the Credit Agreement), and provided, further, that notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under this Section 1 hereof attach to: (A) any assets of any Grantor located outside of Canada, (B) any lease, license, contract, or agreement or other property right, to which any Grantor is a party or of any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in:  (x) the abandonment, invalidation, unenforceability or other impairment of any right, title or interest of any Grantor therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, agreement or other property right, (C) any of the outstanding capital stock of a CFC in excess of 65% of the voting power of all classes of capital stock of such CFC entitled to vote, (D) any real property or fixture, or (E) the last day of the term of any lease or any agreement therefor now held or hereafter acquired by a Grantor, but should the Agent enforce its security interest therein the Grantor will thereafter stand possessed of such last day and must hold it in trust to assign the same to any person acquiring such term in the course of the enforcement of such security interest:

(a)

all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft and furniture (excepting all fixtures), all parts thereof and all accessions thereto and all other tangible personal property which is not Inventory or consumer goods (as hereafter defined) (any and all such property being the “Equipment”);

(b)

all inventory as defined in the PPSA in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, (any and all such property being the “Inventory”);

(c)

all accounts, as defined in the PPSA instruments (including, without limitation, promissory notes), deposit accounts, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind owing to Grantors, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance (any and all such instruments, deposit accounts, general intangibles and other obligations to the extent not referred to in clause (g) or (h) below, being the “Receivables”, subject to restrictions on assignment and/or all such supporting obligations, security agreements, Liens, leases, letters of credit and other contracts owing to Grantors or supporting the obligations owing to the Grantors under the Receivables being the “Related Contracts”);

(d)	all chattel paper as defined in the PPSA, warehouse receipts, bills of lading and other documents of title, whether negotiable or not;

(e)	all coins or bills or other medium of exchange adopted for use as part of the currency of Canada or of any foreign government;

(f)	the following (the “Security Collateral”):

(i)

the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii)

the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii)

all additional shares of stock and other equity interests from time to time acquired by such Grantor in any manner of the issuers of such Pledged Equity or of other Material Subsidiaries of such Borrower other than more than 65% of the equity in any CFC, (such shares and other equity interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other equity interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other equity interests and all warrants, rights or options issued thereon or with respect thereto;

(iv)

all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v)

subject to restrictions on assignment and/or transfer, all security entitlements or commodity contracts carried in a securities account or commodity account, all security entitlements with respect to all financial assets from time to time credited to the Pledged Deposit Accounts and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon with respect thereto; and

(vi)

subject to restrictions on assignment and/or transfer, all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts, but excluding any equity interest in any Affiliate excluded from the Pledged Equity) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(g)

subject to restrictions on assignment and/or transfer, each Hedge Agreement to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(h)	the following (collectively, the “Account Collateral”):

(i)

the Pledged Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts;

(ii)

all promissory notes, certificates of deposit, cheques and other instruments from time to time delivered to or otherwise possessed by the Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)

all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(i)	the following (collectively, the “Intellectual Property Collateral”):

(i)

all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto, other than those patents and related rights currently contemplated to be sold by any Grantor listed on Schedule IV attached hereto (“Patents”);

(ii)

all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii)

all copyrights, including, without limitation, copyrights in computer software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”); all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and integrated circuit topographies;

(iv)

except as set forth above, all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(v)

subject to restrictions on assignment and/or transfer, all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

(vi)

subject to restrictions on assignment and/or transfer, any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(j)

all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash; and

(k)

all books, papers, accounts, invoices, documents and other records in any form evidencing or relating to any of the property described in this Section 1 and all contracts, instruments and other rights and benefits in respect thereof and all replacements of, substitutions for and increases, additions and accessions to any of the property described in this Section 1.

(2)                The Grantors each acknowledge that (i) value has been given, (ii) it has rights in the Collateral (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the security interests granted hereby, (iv) security interests granted hereby in Collateral in which it acquires an interest after the execution of this Agreement attach when it acquires such interest, and (v) it has received a duplicate copy of this Agreement.

SECTION 2   SECURITY FOR OBLIGATIONS

                    This Agreement secures, in the case of each Grantor, the payment and performance of all obligations of such Grantor and the Subsidiaries of the Company now or hereafter existing under the Loan Documents, all agreements and other documents relating to any treasury management services provided by any of the Lenders and their Affiliates to the Company and any of its Subsidiaries, all agreements evidencing any other obligations of the Company and any of the Subsidiaries owing to any of the Lenders and their Affiliates including, without limitation, all letters of credit issued by any of the Lenders and their Affiliates for the benefit of the Company or any of its Subsidiaries, all Hedge Agreements entered into with the Company or any of its Subsidiaries by any of the Lenders and their Affiliates, and each agreement or instrument delivered by any Grantor or Subsidiary or the Company pursuant to any of the foregoing, as the same may be amended from time to time in accordance with the provisions thereof (“Secured Agreements”), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations being the “Secured Obligations”) owing to the Agent, the Lenders and their respective Affiliates that are party to any Secured Agreement (the “Secured Parties”).  Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor or Subsidiary of the Company, as applicable, to any Secured Party under the Loan Documents or Security Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any of the Loan Parties and other Subsidiaries of the Company.

SECTION 3   GRANTORS REMAIN LIABLE

(a)

Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to perform all of its duties and obligations thereunder to the extent set forth therein to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b)

The security interest granted hereby does not and will not extend to, and Collateral will not include, any agreement, right, franchise, licence or permit (the “Contractual Rights”) to which a Grantor is a party or of which the Grantor has the benefit, to the extent that the creation of the security interest herein would constitute a breach of the terms of or permit any person to terminate the Contractual Rights, but such Grantor must hold its interest therein in trust for the Agent and will assign the Contractual Rights to the Agent on behalf of the Secured Parties forthwith upon obtaining the consent of the other party thereto.  Each Grantor agrees that it will, upon the request of the Agent, following the occurrence and during the continuance of an Event of Default, use its reasonable best efforts to obtain any consent required to permit any Contractual Rights to be subjected to the security interest.

SECTION 4   DELIVERY AND CONTROL OF SECURITY COLLATERAL

(a)

All certificates or instruments representing or evidencing existing Security Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent except to the extent that such transfer or assignment is (x) prohibited by applicable law or (y) subject to certain corporate actions by the holders or issuers of non-US Initial Pledged Equity which have not occurred as of the Effective Date and governmental approvals or consents to pledge or transfer with respect to non-US Material Subsidiaries which have not yet been obtained as to which Grantor shall use commercially reasonable efforts to complete as soon as practicable after the date hereof.

(b)

With respect to any Security Collateral representing interests in Material Subsidiaries in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will use commercially reasonable efforts to cause the issuer thereof to agree in an authenticated record with such Grantor and the Agent that, upon notice from the Agent that an Event of Default has occurred and is continuing, such issuer will comply with instructions with respect to such Security Collateral originated by the Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Agent.  Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of certificated Security Collateral as provided in Section 4(e) below.

(c)

With respect to any securities or commodity account, any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Agent hereunder is not the securities intermediary, upon the request of the Agent upon the occurrence and during the continuance of an Event of Default the relevant Grantor will use its commercially reasonable efforts to cause the securities intermediary with respect to such security or commodity account or security entitlement to identify in its records the Agent as the entitlement holder thereof.

(d)

Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor shall cause the Security Collateral to be registered in the name of the Agent or such of its nominees as the Agent shall direct, subject only to the revocable rights specified in Section 12(a).  In addition, the Agent shall have the right upon the occurrence and during the continuance of an Event of Default to convert Security Collateral consisting of financial assets credited to any securities account to Security Collateral consisting of financial assets held directly by the Agent, and to convert Security Collateral consisting of financial assets held directly by the Agent to Security Collateral consisting of financial assets credited to any securities or commodity account.

(e)

Upon the request of the Agent upon the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

SECTION 5   MAINTAINING THE ACCOUNT COLLATERAL

                    So long as any Advance or any other payment obligation of any Loan Party of which the Borrower has notice under any Loan Document shall remain unpaid, or any Lender shall have any Commitment:

(a)

Upon request of the Agent made upon the occurrence and during the continuance of an Event of Default, each Grantor will promptly enter into an agreement with the financial institution holding the Pledged Account pursuant to which such financial institution shall agree with such Grantor and the Agent to, upon notice from the Agent, comply with instructions originated by the Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent (a “Deposit Account Control Agreement”), and instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to such a Pledged Deposit Account.

(b)

Upon notice from the Agent that an Event of Default has occurred and is continuing, each Grantor agrees to terminate any or all Pledged Deposit Accounts and Deposit Account Control Agreements upon request by the Agent.

(c)

The Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Grantor’s obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.  As soon as reasonably practicable after any such transfer, the Agent agrees to give written notice thereof to the applicable Grantor.

SECTION 6   REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants as follows:

(a)

Such Grantor’s exact legal name, place of business, chief executive office, the province in which it has tangible personal property, type of organization, jurisdiction of formation as of the date hereof is set forth in Schedule V hereto.  Within the twelve months preceding the date hereof, such Grantor has not changed its name, location, place of business, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V hereto except as set forth in Schedule VI hereto.

(b)

Such Grantor is the owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or Liens permitted under the Credit Agreement (other than pursuant to Section 5.02(a)(vii) of the Credit Agreement).  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may exist on the date of this Agreement, have been filed in favour of the Agent relating to the Loan Documents or are otherwise permitted under the Credit Agreement.

(c)

All Equipment of such Grantor having a value in excess of $10,000,000 and Inventory of such Grantor having a value in excess of $10,000,000 as of the date hereof is located at the places specified therefor in Schedule VIII  and Schedule IX hereto, respectively.  Such Grantor has exclusive possession and control of its Inventory, other than Inventory stored at any leased premises or warehouse.

(d)

None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument in excess of $10,000,000 that has not been delivered to the Agent.  All such Receivables or Agreement Collateral valued in excess of $10,000,000 is listed on Schedule III attached hereto.

(e)

All Security Collateral consisting of certificated securities and instruments with an aggregate fair market value in excess of $10,000,000 for all such Security Collateral of the Grantors have been delivered to the Agent.

(f)	If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(g)

The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable.  The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof and, if  evidenced by any promissory notes, such promissory notes have been delivered to the Agent, and is not in default.

(h)

The Initial Pledged Equity pledged by such Grantor constitutes 65% of the issued and outstanding equity interests of the issuers thereof indicated on Part I of Schedule I hereto.  The Initial Pledged Debt constitutes all of the outstanding Debt for Borrowed Money owed to such Grantor by the issuers thereof as indicated on Part II of Schedule I hereof.

(i)	Such Grantor has no investment property with a market value in excess of $10,000,000 as of the date hereof, other than the investment property listed on Part III of Schedule I hereto.

(j)

The Assigned Agreements to which such Grantor is a party have been duly authorized, executed and delivered by such Grantor and, to such Grantor’s knowledge, any material Assigned Agreements are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms.

(k)

Such Grantor has no material deposit accounts subject to the grant or security in Section 1 of this Agreement as of the date hereof, other than the Pledged Deposit Accounts listed on Schedule II hereto.

(l)

Such Grantor is not a beneficiary or assignee under any letter of credit with a stated amount in excess of $10,000,000 and issued by a United States or Canadian financial institution as of the date hereof, other than the letters of credit described in Schedule VII hereto.

(m)

This Agreement creates in favour of the Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor under this Agreement, securing the payment of the Secured Obligations except to the extent that control or possession by the Agent is required for the creation of the security interest; all filings and other actions necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect other than (i) federal registration which may be necessary to perfect the Agent’s security interest with respect to Collateral consisting of vessels, rolling stock or aircraft; and (ii) actions necessary to transfer and prior approval of or filings with any governmental entity required in connection with any interest in Pledged Equity; provided however, that the Agent will receive a security interest, but not a first priority security interest, in (1) Collateral consisting of any securities or commodity account, (2) Account Collateral maintained with a financial institution other than the Agent, (3) assets encumbered by Liens on the date of this Agreement, (4) Collateral evidenced by a certificate of title or consisting of vessels or aircraft, (5) collateral subject to Liens permitted by the terms of the Credit Agreement, (6) Collateral with an aggregate book value of less than $10,000,000 and (7) other Collateral to the extent consented to by Agent and approved by the Required Lenders (collectively, the “Specified Collateral”).

(n)

No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest in Collateral other than the Specified Collateral), except for (A) the filing of financing statements under the PPSA, which financing statements have been duly filed and are in full force and effect, (B) subject to certain corporate actions by the holders or issuers of non-US Initial Pledged Equity which have not occurred as of the Effective Date, necessary to transfer or assign, (C) the actions described in Section 4 with respect to the Security Collateral, (D) federal filings which may be necessary in respect of vessels, rolling stock or aircraft, or (iii) the exercise by the Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as set forth above and as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(o)

The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law except where the failure to so comply would not have a Material Adverse Effect.

(p)	As to itself and its Intellectual Property Collateral:

(i)

To the Borrower’s knowledge, the operation of such Grantor’s business as currently conducted or as contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(ii)

Such Grantor is the exclusive owner of all right, title and interest in and to Patents, Trademarks and Copyrights contained in the Intellectual Property Collateral, except as set forth in Schedule IV hereto with respect to co-ownership of certain Patents, and such Grantor is entitled to use all such Intellectual Property Collateral in accordance with applicable law, subject to the terms of the IP Agreements.

(iii)

The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the registered patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications owned by such Grantor as of the date set forth therein.

(iv)

The issued Patents and registered Trademarks contained in the Intellectual Property Collateral have not been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Borrower, are valid and enforceable, except to the extent Grantor has ceased use of any such registered Trademarks.

(v)

Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes, as deemed necessary by Grantor in its reasonable business discretion, to maintain and protect its interest in each and every material item of Intellectual Property Collateral owned by such Grantor in full force and effect.

(vi)

No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property Collateral or the validity of effectiveness of any such Intellectual Property Collateral, nor does the Borrower know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate are not reasonably expected to have a Material Adverse Effect.  The use of such Intellectual Property Collateral by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.

(vii)

With respect to each IP Agreement: (A) to the knowledge of the Borrower, such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement within the six months immediately preceding the date of this Canadian Security Agreement; (D) within the six months immediately preceding the date of this Canadian Security Agreement, such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; and (E) neither such Grantor nor, to such Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination or modification under such IP Agreement, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(viii)

To the Borrower’s knowledge, none of the material Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor within the past two years.

SECTION 7   FURTHER ASSURANCES

(a)

Each Grantor agrees that from time to time, in accordance with the terms of this Agreement at the expense of such Grantor and at the reasonable request of the Agent, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Without limiting the generality of the foregoing, each Grantor will, at the reasonable request of the Agent, promptly with respect to the Collateral of such Grantor:  (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables each Assigned Agreement and, at the request of the Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Agent, indicating that such document, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the

Agent hereunder such note or instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Agent; (iii) file such financing statements or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) at the request of the Agent, take all action to ensure that the Agent’s security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title; and (v) deliver to the Agent evidence that all other actions that the Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b)

Each Grantor hereby authorizes the Agent to file one or more financing statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor in Canada other than assets now or hereafter constituting Principal Properties or the equity of Restricted Subsidiaries, or any real property or fixtures, regardless of whether any particular asset described in such financing statements falls within the scope of the PPSA.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.  Each Grantor ratifies its authorization for the Agent to have filed such financing statements or amendments filed prior to the date hereof.

(c)

Each Grantor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Agent may reasonably request, all in reasonable detail.

SECTION 8   AS TO EQUIPMENT AND INVENTORY

(a)

Each Grantor will keep its Equipment having a value in excess of $10,000,000 and Inventory having a value in excess of $10,000,000 (other than Inventory sold in the ordinary course of business) at the places therefor specified in Schedule VIII and Schedule IX, respectively, or, upon 30 days’ prior written notice to the Agent, at such other places designated by such Grantor in such notice.

(b)

Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory, except to the extent payment thereof is not required by Section 5.01(b) of the Credit Agreement.  In producing its Inventory, each Grantor will comply with all requirements of applicable law, except where the failure to so comply will not have a Material Adverse Effect.

SECTION 9   INSURANCE

(a)

Each Grantor will, at its own expense, maintain or cause to be maintained, insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be customary for similar businesses of the size and scope of the Borrower on a consolidated basis, provided however that the Grantor may self insure to the extent consistent with prudent business practice.  Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses, except for losses of less than $25,000,000 per occurrence, to be paid directly to the Agent.  So long as no Event of Default shall have occurred and be continuing, all property damage insurance payments received by the Agent in connection with any loss, damage or destruction of Inventory will be released by the Agent to the applicable Grantor.  Each such policy shall in addition (i) name such Grantor and the Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Agent) as their interests may appear, (ii) provide that there shall be no recourse against the Agent for payment of premiums or other amounts with respect thereto and (iii) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Agent by the insurer.  Each Grantor will, if so requested by the Agent, deliver to the Agent certificates of insurance evidencing such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker or the insurer with respect to such insurance.  Further, each Grantor will, at the request of the Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 1(g) and cause the insurers to acknowledge notice of such assignment.

(b)

Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred damages covered by such insurance.  In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 9 is not applicable, the applicable Grantor, to the extent determined to be in the business interest of such Grantor, will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder or by the Credit Agreement, to pay or as reimbursement for the costs of such repairs or replacements or, if such Grantor determines not to repair or replace such Equipment or Inventory, shall prepay the principal amount of the Comprehensive Guaranteed Obligations in the manner and in the amount required by Section 2.10(b) of the Credit Agreement to the same extent as if such insurance proceeds constituted Net Cash Proceeds.

(c)

So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Agent to the applicable Grantor.  Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of such Equipment or Inventory shall be paid to the Agent and shall, in the Agent’s sole discretion,

(i) be released to the applicable Grantor for the repair, replacement or restoration thereof, (ii) be held as additional Collateral hereunder or applied as specified in Section 20(b) or (iii) be released to prepay the principal amount of the Comprehensive Guaranteed Obligations in the manner and in the amount required by Section 2.10(b) of the Credit Agreement to the same extent as if such insurance payments constituted Net Cash Proceeds.

SECTION 10   POST-CLOSING CHANGES; COLLECTIONS ON ASSIGNED AGREEMENTS AND RECEIVABLES

(a)

No Grantor will change its name, place of business, chief executive office, type of organization, jurisdiction of formation or province in which it has tangible personal property from those set forth in Schedule V of this Agreement without first giving at least 15 Business Days prior written notice to the Agent and taking all action reasonably required by the Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records and other documents to the extent provided in Section 5.01(e) of the Credit Agreement.

(b)

Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements and Receivables.  In connection with such collections, such Grantor may take (and, at the Agent’s direction, will take) such action as such Grantor or the Agent may deem necessary or advisable to enforce collection of the Assigned Agreements and Receivables; provided, however, that the Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements and Receivables of the assignment of such Assigned Agreements to the Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements and Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements and Receivables.  After receipt by any Grantor of the notice from the Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements and Receivables of such Grantor shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement) to be deposited in a Pledged Deposit Account and applied as provided in Section 20(b) of this Agreement or to prepay the Comprehensive Guaranteed Obligations in the manner and in the amount required by Section 2.10(b) of the Credit Agreement to the same extent as if such payments constituted Net Cash Proceeds and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement, release wholly or partly any Obligor thereof or allow any credit or discount thereon other than credits or discounts given in the ordinary course of business.

SECTION 11   AS TO INTELLECTUAL PROPERTY COLLATERAL

(a)

With respect to each item of its Intellectual Property Collateral material to the business of the Borrower and its Subsidiaries, each Grantor agrees to take, at its expense, all commercially reasonable steps as determined in Grantor’s reasonable discretion, including, without limitation, in the Canadian Intellectual Property Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance (in accordance with the exercise of such Grantor’s reasonable business discretion) of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the Canadian Intellectual Property Office or other governmental authorities, the filing of applications for renewal or extension, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, in each case except where the failure to so file, register or maintain is not reasonably likely to have a Material Adverse Effect.  No Grantor shall, without the written consent of the Agent, which shall not be unreasonably withheld or delayed, discontinue use of or otherwise abandon any such material Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer necessary or desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

(b)	Until the termination of the Credit Agreement, each Grantor agrees to provide, annually to the Agent an updated Schedule of its Patents, Trademarks and registered Copyrights.

(c)

In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall take such commercially reasonable actions determined in its reasonable discretion, at its expense, to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d)

Each Grantor shall take all reasonable steps which it deems appropriate under the circumstances to preserve and protect each item of its material Trademarks included in the Intellectual Property Collateral, including, without limitation, maintaining substantially the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the general quality of the products and services as of the date hereof, and taking all steps reasonably necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(e)

With respect to its Intellectual Property Collateral, upon the reasonable request of Agent made upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Agent in such Intellectual Property Collateral with the Canadian Intellectual Property Office and any other governmental authorities necessary to register, file or record the security interest hereunder in such Intellectual Property Collateral.

(f)

Upon the occurrence and during the continuance of an Event of Default, each Grantor and each entity which executes a Canadian Security Agreement Supplement shall execute and deliver to the Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Agent (an “IP Security Agreement Supplement”) covering such Intellectual Property, which IP Security Agreement Supplement shall be recorded with the Canadian Intellectual Property Office and any other governmental authorities necessary to register, file or record the security interest hereunder in such Intellectual Property.

SECTION 12   VOTING RIGHTS; DIVIDENDS; ETC.

(a)	So long as no Default under Section 6.01(a) or (f) of the Credit Agreement shall have occurred and be continuing:

	(i)	Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii)

Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all dividends, interest and other distributions paid or payable in the form of instruments or certificates in respect of, or in exchange for, any Security Collateral, shall be promptly delivered to the Agent to hold as Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Secured Parties, be segregated from the other property or funds of such Grantor and be promptly delivered to the Agent as Security Collateral in the same form as so received (with any necessary endorsement).

(iii)

The Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)	Upon the occurrence and during the continuance of a Default under Section 6.01(a) or (f) of the Credit Agreement:

(i)

All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, upon notice to such Grantor by the Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Agent for the benefit of the Secured Parties, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)

All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be promptly paid over to the Agent as Security Collateral in the same form as so received (with any necessary endorsement).

SECTION 13   AS TO THE ASSIGNED AGREEMENTS

(a)	Each Grantor will at its expense:

(i)

perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it to the extent consistent with its past practice or reasonable business judgement, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and take all such action to such end as may be requested from time to time by the Agent; and

(ii)

furnish to the Agent promptly upon receipt thereof copies of all notices of defaults in excess of $50,000,000 received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Agent may reasonably request and (B) upon request of the Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b)

Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

(c)

Each Grantor agrees, upon the reasonable request of Agent, to instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

(d)

All moneys received or collected pursuant to subsection (c) above shall be (i) released to the applicable Grantor on the terms set forth in Section 5 so long as no Event of Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(4).

SECTION 14   AS TO LETTER-OF-CREDIT RIGHTS

(a)

Except as otherwise permitted by the Credit Agreement and this Agreement, each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit, hereby assigns to the Agent such rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee.  Upon request of the Agent, each Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter-of-credit with a stated amount in excess of $10,000,000 and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Agent and deliver written evidence of such consent to the Agent.

(b)

Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon request by the Agent, (i) notify (and such Grantor hereby authorizes the Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Agent or its designee and (ii) arrange for the Agent to become the transferee beneficiary of letter of credit.

SECTION 15   TRANSFERS AND OTHER LIENS; ADDITIONAL SHARES

(a)

Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than (A) sales, assignments and other dispositions of Collateral, and options relating to Collateral, in the ordinary course of business as currently conducted, (B) sales, assignments and other dispositions of, and options relating to, Collateral listed on Schedule X hereto, (C) sales, assignments and other dispositions of Collateral as permitted under the terms of the Credit Agreement, provided, that sales, assignments and other dispositions of Collateral to Subsidiaries that are not Loan Parties shall be for fair value determined in accordance with generally accepted accounting principles, and the proceeds of any Collateral sold, assigned or disposed of in accordance with the proviso to this clause (C) shall be sold at fair market value and for consideration consisting of cash and shall, to the extent that such cash proceeds exceed US $50,000,000 in any fiscal year, such excess shall be used to prepay the principal amount of the Comprehensive Guaranteed Obligations in the manner and in the amount required by Section 2.10(b) of the Credit Agreement to the same extent as if such cash proceeds constituted Net Cash Proceeds and (D) to any other Grantor, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b)

Subject to the terms of the Credit Agreement and this Agreement, each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any equity interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer except to such Grantor or its Affiliates, and (ii) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all additional equity interests or other securities as required by Section 5.01(i) of the Credit Agreement from time to time acquired by such Grantor in any manner.

SECTION 16   AGENT APPOINTED ATTORNEY IN FACT

                    Each Grantor hereby irrevocably appoints the Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Agent’s discretion, to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)	to obtain and adjust insurance required to be paid to the Agent pursuant to Section 9,

(b)	to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c)	to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d)

to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Agent with respect to any of the Collateral.

SECTION 17   AGENT MAY PERFORM

                    If any Grantor fails to perform any agreement contained herein, the Agent may, but without any obligation to do so, upon notice to the Borrower with a copy to the Company of at least five Business Days in advance and if the Borrower fails to cure within such period, itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Grantor under Section 20.

SECTION 18   THE AGENT’S DUTIES

(a)

The powers conferred on the Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)

Anything contained herein to the contrary notwithstanding, the Agent may from time to time, when the Agent deems it to be necessary, appoint one or more of its Affiliates (or, with the consent of the Borrower, any other Persons) subagents (each a “Subagent”) for the Agent hereunder with respect to all or any part of the Collateral.  In the event that the Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Canadian Security Agreement to have been made to such Subagent, in addition to the Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Agent, with all rights, powers, privileges, interests and remedies of the Agent hereunder with respect to such Collateral, and (iii) the term “Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Agent.

SECTION 19   REMEDIES

(1)                If any Event of Default shall have occurred and be continuing and such Event of Default has resulted in the acceleration of the Secured Obligations, which acceleration has not been rescinded or otherwise terminated:

(a)

the Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the PPSA (whether or not the PPSA applies to the affected Collateral);

(b)

the Agent may by appointment in writing appoint a receiver or receiver and manager (each herein referred to as the “Receiver”) of the Collateral (which term when used in this Section 19 will include the whole or any part of the Collateral) and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Collateral; and the term “Agent” when used in this Section 19 will include any Receiver so appointed and the agents, officers and employees of such Receiver; and the Agent will not be in any way responsible for any misconduct or negligence of any such Receiver;

(c)

the Agent may take possession of the Collateral and require the Grantors to assemble the Collateral and deliver or make the Collateral available to the Agent at such place or places as may be specified by the Agent;

(d)	the Agent may take such steps as it considers desirable to maintain, preserve or protect the Collateral;

(e)	the Agent may enforce any rights of the Grantors in respect of the Collateral by any manner permitted by applicable law;

(f)	the Agent may withdraw, or cause the direct withdrawal, of all funds with respect to the Account Collateral;

(g)

the Agent may sell, lease or otherwise dispose of the Collateral at public auction, by private tender, by private sale or otherwise either for cash or upon credit upon such terms and conditions as the Agent may determine and without notice to the Grantors unless required by law;

(h)	the Agent may accept the Collateral in satisfaction of the Secured Obligations upon notice to the Grantors of its intention to do so in the manner required by applicable law;

(i)

the Agent may, consistent with Section 5.01(e) of the Credit Agreement on a non-exclusive basis, occupy any premises owned or leased by any of the Guarantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor for rental in respect of such occupation;

(j)

the Agent may charge on its own behalf and pay to others all reasonable amounts for expenses incurred and for services rendered in connection with the exercise of the rights and remedies of the Agent hereunder, including, without limiting the generality of the foregoing, reasonable legal, Receiver and accounting fees and expenses, and in every such case the amounts so paid together with all costs, charges and expenses incurred in connection therewith, including interest thereon at such rate as the Agent deems reasonable, will be added to and form part of the Secured Obligations hereby secured; and

(k)

to the extent permitted by law, the Agent may discharge any claim, lien, mortgage, charge, security interest, encumbrance or any rights of others that may exist or be threatened against the Collateral, and in every such case the amounts so paid together with costs, charges and expenses incurred in connection therewith will be added to the Secured Obligations hereby secured.

(2)                The Agent may (i) grant extensions of time, (ii) take and perfect or abstain from taking and perfecting security, (iii) give up securities, (iv) accept compositions or compromises, (v) grant releases and discharges, and (vi) release any part of the Collateral or otherwise deal with the Grantors, debtors of the Grantors, sureties and others and with the Collateral and other security as the Agent sees fit without prejudice to the liability of the Grantors to the Agent or the Agent’s rights hereunder.

(3)                The Agent will not be liable or responsible for any failure to seize, collect, realize, or obtain payment with respect to the Collateral and is not bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realizing or obtaining possession or payment with respect to the Collateral or for the purpose of preserving any rights of the Agent, the Grantors or any other person, in respect of the Collateral.

(4)                Any cash held by or on behalf of the Agent and all cash proceeds received by or on behalf of the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter shall be applied (after payment of any amounts payable to the Agent pursuant to Section 20) in whole or in part by the Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

(i)

first, paid to the Agent for any amounts then owing to the Agent in its capacity as such pursuant to Section 9.04 of the Credit Agreement or otherwise under the Loan Documents, including all expenses of any Receiver hereunder; and

(ii)

second, ratably (A) paid to the Secured Parties for any amounts then owing to them, in their capacities as such, under the Secured Agreements (other than in respect of undrawn Letters of Credit) ratably in accordance with the amounts then owing to the Secured Parties, and (B) deposited as Collateral in the L/C Cash Deposit Account as required by Section 6.02 of the Credit Agreement.

Any surplus of such cash or cash proceeds held by or on the behalf of the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(5)                All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement).

(6)                Subject to the provisions of Section 9.05 of the Credit Agreement, the Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(7)                In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Agent or its designee, to the extent practicable, such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(8)                In each case under this Agreement in which the Agent takes any action with respect to the Collateral, including proceeds, the Agent shall provide to the Borrower such records and information regarding the possession, control, sale and any receipt of amounts with respect to such Collateral as may be reasonably requested by the Borrower as a basis for the preparation of the Borrower’s financial statements in accordance with GAAP.

SECTION 20   INDEMNITY AND EXPENSES

(a)

Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b)

Each Grantor will upon demand pay to the Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (ii) the exercise or enforcement of any of the rights of the Agent or the other Secured Parties hereunder or (iii) the failure by such Grantor to perform or observe any of the provisions hereof.

SECTION 21   AMENDMENTS; WAIVERS; ADDITIONAL GRANTORS; ETC.

(a)

No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, with respect to any amendment, the Borrower on behalf of the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b)

Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Canadian Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Canadian Security Agreement Supplement.

SECTION 22   CONFIDENTIALITY; NOTICES; REFERENCES.

(a)	The confidentiality provisions of Section 9.08 of the Credit Agreement shall apply to all information received by the Agent or any Lender under this Agreement.

(b)	All notices and other communications provided for hereunder shall be delivered as provided in Section 9.02 of the Credit Agreement.

(c)	The definitions of certain terms used in this Agreement are set forth in the following locations:

Account Collateral	Section 1(f)
Additional Grantor	Section 21(b)
Agreement	Preamble
Agreement Collateral	Section 1(e)
Assigned Agreements	Section 1(e)
Borrower	Preamble
Canadian Security Agreement Supplement	Section 21(b)

Collateral	Section 1
Contractual Rights	Section 3(b)
Copyrights	Section 1(i)(iii)
Credit Agreement	Recitals A(1)
Deposit Account Control Agreement	Section 5(a)
Equipment	Section 1(a)
Grantor, Grantors	Preamble
Initial Pledged Equity	Recitals A(2)
Initial Pledged Debt	Recitals A(2)
Intellectual Property Collateral	Section 1(g)
Inventory	Section 1(b) above
IP Agreements	Section 1(i)(v)
Obligor	Section 5(a)
Patents	Section 1(i)(i)
Pledged Debt	Section 1(f)(ii) above
Pledged Deposit Accounts	Recitals A(3)
Pledged Equity	Section 1(f)(i)
PPSA	Recitals A(6)
Receivables	Section 1(c)
Receiver	Section 19(b)
Related Contracts	Section 1(c)
Secured Agreements	Section 2
Secured Obligations	Section 2
Secured Parties	Section 2
Security Collateral	Section 1(f)
Specified Collateral	Section 6(m)
Trademarks	Section 1(i)(ii)
Trade Secrets	Section 1(i)(ii)

SECTION 23   CONTINUING SECURITY INTEREST; ASSIGNMENTS UNDER THE CREDIT AGREEMENT

                    This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, and (ii) the Termination Date, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Secured Parties and their respective successors, permitted transferees and permitted assigns.  Without limiting the generality of the foregoing clause (c), to the extent permitted in Section 9.07 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to any permitted transferee, and such permitted transferee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise.

SECTION 24   RELEASE; TERMINATION

(a)

Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents, or upon any  Subsidiary ceasing to be a Material Subsidiary, the security interests granted under this Agreement by such Grantor shall immediately terminate and automatically be released and Agent will promptly deliver at the Grantor’s request to such Grantor all certificates representing any Pledged Equity released and all notes and other instruments representing any Pledged Debt, Receivables or other Collateral, and Agent will, at such Grantor’s expense, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) no such documents shall be required unless such Grantor shall have delivered to the Agent, at least five Business Days prior to the date such documents are required by Grantor, a written request for release describing the item of Collateral and the consideration to be received in the sale, transfer or other disposition and any expenses in connection therewith, together with a form of release for execution by the Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and (ii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.10(b) of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Agent when and as required under Section 2.10(b) of the Credit Agreement.

(b)

Upon the latest of (i) the payment in full in cash of the Advances and each other payment obligation of any Loan Party of which the Borrower has knowledge under any Loan Document, and (ii) the Termination Date, the pledge and security interest granted hereby shall terminate immediately and automatically and all rights to the Collateral shall revert to the applicable Grantor and the Agent will promptly deliver to Grantors all certificates representing any Pledged Equity or Pledged Debt, Receivables or other Collateral.  Upon any such termination, the Agent will, at the applicable Grantor’s expense, promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

SECTION 25   CURRENCY REFERENCES

                    Unless expressly stated otherwise, all references in this Agreement to “$”, “Dollars” or “Cdn. $” are to the lawful money of Canada and any references to “United States Dollars”, “US Dollars” or “US$” are to the lawful money of the United States of America.

SECTION 26   EXECUTION IN COUNTERPARTS

                    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 27   GOVERNING LAW This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia.

                    IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

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1959 Upper Water Street,
Halifax, Nova Scotia B3J 3N2	KODAK GRAPHIC COMMUNICATIONS CANADA COMPANY

	By:	/s/ William G. Love

	Title:	Treasurer